EXHIBIT 99.1

Aastrom Biosciences Reports First Quarter 2013 Financial Results

Conference call today at 4:30 PM Eastern time

ANN ARBOR, Mich., May 8, 2013 (GLOBE NEWSWIRE) — Aastrom Biosciences, Inc. (Nasdaq: ASTM), the leading developer of patient-specific expanded  multicellular therapies for the treatment of severe chronic cardiovascular diseases, today reported financial results for the first quarter ended March 31, 2013.  Aastrom will host a conference call at 4:30 p.m. Eastern time today.  Joining Aastrom’s senior management team on the call will be Dr. Nabil Dib, MD, director of cardiovascular research at Mercy Gilbert and Chandler Medical Centers in Phoenix, associate professor of medicine and director of clinical cardiovascular cell therapy at the University of California, San Diego, and founder and editor-in-chief of the Journal of Cardiovascular Translational Research.  Dr. Dib is a world-renowned interventional cardiologist and a principal investigator in the ixCELL-DCM study.

Aastrom reported a net loss attributable to common shareholders of $6.8 million, or $0.15 per share, for the first quarter ended March 31, 2013, compared to a net loss attributable to common shareholders of $9.7 million, or $0.25 per share, for the first quarter of 2012.  The decrease in net loss is primarily due to non-cash changes in the fair value of the company’s outstanding warrants and lower research and development expenses, offset partially by the non-cash accretion of the company’s convertible preferred stock.

Research and development expenses for the quarter ended March 31, 2013 were $5.5 million, versus $6.8 million for the same period in 2012.  The decrease in research and development expenses was primarily attributable to the reversal of nearly $0.9 million of non-cash stock-based compensation expense related to a change in estimated forfeitures as a result of the corporate restructuring announced in March 2013.  The remainder of the decrease is primarily attributable to lower purchasing of manufacturing supplies to align inventory levels with expected clinical production volume.

General and administrative expenses for the quarter ended March 31, 2013 were down slightly at $1.6 million compared to $1.8 million for the same period in 2012.  The decrease is primarily attributable to the reversal of non-cash stock based compensation expense related to a change in estimated forfeitures as a result of the corporate restructuring.

Other income (expense) for the quarter ended March 31, 2013 was $1.6 million, compared to $(0.9) million for the same period a year ago.  The fluctuation is due to non-cash changes in the fair value of the company’s outstanding warrants, driven by the change in the price of the company’s common stock during each period and a reduction in the number of warrants outstanding.

As of March 31, 2013, the company had a total of $9.2 million in cash and cash equivalents, compared to $13.6 million in cash and cash equivalents at December 31,

2012.  The cash used for operations of $6.8 million during the quarter was partially offset by nearly $2.4 million of net proceeds from our At-the-Market facility during the quarter.

Recent Business Highlights

During and since the first quarter of 2013, the company has:

•                  completed a strategic review and corporate restructuring to focus on the development of ixmyelocel-T  for the treatment of advanced heart failure due to  ischemic dilated cardiomyopathy (DCM); Aastrom is no longer enrolling patients in the Phase 3 REVIVE-CLI clinical trial;

•                  initiated enrollment and treatment of patients in the Phase 2b ixCELL-DCM clinical study of ixmyelocel-T in ischemic DCM heart failure patients;

•                  filed a registration statement with the Securities and Exchange Commission to sell up to $25 million in common stock to support the continuation of the DCM clinical program and explore other potential indications for ixmyelocel-T;

•                  further demonstrated the clinical and commercial potential of ixmyelocel-T in poster presentations at the 19th Annual International Society for Cellular Therapy Meeting and the Arteriosclerosis, Thrombosis and Vascular Biology 2013 Scientific Sessions, including presentation of new information about the production and commercialization of ixmyelocel-T and its potential use to treat a variety of inflammatory and vascular diseases; and

•                  received shareholder approval of all pending proxy matters at the company’s annual meeting, including the election of directors and advisory vote on executive compensation.

“I believe we have taken the right steps to address our capital requirements, secure our financial position and advance our most promising clinical program,” said Nick Colangelo, president and chief executive officer of Aastrom.  “Focusing on the development of ixmyelocel-T to treat advanced heart failure due to ischemic DCM allows us to target an area of significant unmet medical need and a highly compelling commercial opportunity for the company.  Importantly, the orphan drug designation for ixmyelocel-T in this indication provides a potentially streamlined path to commercialization for the product.”

Conference Call Information

Aastrom’s management will host a conference call to discuss these results at 4:30 p.m. Eastern time today.  Interested parties should call toll-free (877) 312-5881, or from outside the U.S. (253) 237-1173 and use conference ID 65210068.  The call will also be available live in the Investors section of Aastrom’s website at http://investors.aastrom.com/investors.cfm.  A replay of the call will be available until May 12, 2013 by calling (855) 859-2056, or from outside the U.S. at (404) 537-3406 and using conference ID 65210068.  The webcast will also be available after the live event at http://investors.aastrom.com/events.cfm until May 8, 2014.

About Aastrom Biosciences

Aastrom Biosciences is the leader in developing patient-specific, expanded multicellular therapies for use in the treatment of patients with severe, chronic cardiovascular diseases. The company’s proprietary cell-processing technology enables the manufacture of ixmyelocel-T, a patient-specific multicellular therapy expanded from a patient’s own bone marrow and delivered directly to damaged tissues. Aastrom has advanced ixmyelocel-T into late-stage clinical development, including a Phase 2b clinical trial in patients with ischemic dilated cardiomyopathy. For more information, please visit Aastrom’s website at www.aastrom.com.

The Aastrom Biosciences, Inc. logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=3663

This document contains forward-looking statements, including, without limitation, statements concerning clinical trial plans and progress, objectives and expectations, clinical activity timing, intended product development, the performance and contribution of certain individuals and expected timing of collecting and analyzing treatment data, all of which involve certain risks and uncertainties. These statements are often, but are not always, made through the use of words or phrases such as “anticipates,” “intends,” “estimates,” “plans,” “expects,” “we believe,” “we intend,” and similar words or phrases, or future or conditional verbs such as “will,” “would,” “should,” “potential,” “could,” “may,” or similar expressions. Actual results may differ significantly from the expectations contained in the forward-looking statements. Among the factors that may result in differences are the inherent uncertainties associated with clinical trial and product development activities, regulatory approval requirements, competitive developments, and the availability of resources and the allocation of resources among different potential uses. These and other significant factors are discussed in greater detail in Aastrom’s Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and other filings with the Securities and Exchange Commission. These forward-looking statements reflect management’s current views and Aastrom does not undertake to update any of these forward-looking statements to reflect a change in its views or events or circumstances that occur after the date of this release except as required by law.

AASTROM BIOSCIENCES, INC.

(in thousands, except per share amounts)

CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited)

	December 31,	March 31,
	2012	2013
ASSETS
Cash and cash equivalents	$13,638	$9,226
Other current assets	352	300
Property and equipment, net	1,188	1,056
Total assets	$15,178	$10,582

LIABILITIES, CONVERTIBLE PREFERRED STOCK AND SHAREHOLDERS’ DEFICIT
Warrant liabilities	$1,995	$376
Other current liabilities	3,664	3,900
Long-term debt	6	2
Series B-1 non-voting convertible preferred stock	3,923	5,186
Series B-2 voting convertible preferred stock	37,690	37,690
Shareholders’ deficit	(32,100)	(36,572)
Total liabilities, convertible preferred stock and shareholders’ deficit	$15,178	$10,582

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)

	Quarter Ended March 31,
	2012	2013

REVENUES	$2	$8

COSTS AND EXPENSES
Cost of product sales and rentals	2	2
Research and development	6,796	5,538
Selling, general and administrative	1,762	1,633
Total costs and expenses	8,560	7,173

LOSS FROM OPERATIONS	(8,558)	(7,165)

OTHER INCOME (EXPENSE)
(Increase) decrease in fair value of warrants	(900)	1,619
Other income, net	3	2
Total other income (expense)	(897)	1,621

NET LOSS	(9,455)	(5,544)
ACCRETION OF CONVERTIBLE PREFERRED STOCK	289	1,263
NET LOSS ATTRIBUTABLE TO COMMON SHAREHOLDERS	(9,744)	(6,807)

NET LOSS PER SHARE ATTRIBUTABLE TO COMMON SHAREHOLDERS (Basic and Diluted)	$(0.25)	$(0.15)

Weighted average number of common shares outstanding (Basic and Diluted)	38,742	44,864

Contact:

Media contact

Andrea Coan

Berry & Company

acoan@berrypr.com

(212) 253-8881

Investor contact

Chad Rubin

The Trout Group

crubin@troutgroup.com

(646) 378-2947